THE TAIWAN FUND, INC. REVIEW
December 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
In December, the Taiwan Stock Exchange Index (“TAIEX”) increased by 8.65% in U.S. Dollar terms. Proprietary traders and foreign investors bought a net of NT$5.85 billion and NT$98.45 billion, respectively, while local institutions sold a net of NT$12.63 billion. The technology and steel sectors outperformed the TAIEX with a gain of 9.82% and 9.61%, respectively, month-over-month (“MoM”) in NT dollar terms. On the other hand, the auto and cement sectors underperformed the TAIEX with a decrease of 2.51% and a gain of 1.73%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) decreased 1.59% year-over-year (“YoY”) in November. The seasonally adjusted unemployment rate was 5.98% year-over-year (“YoY”) in November, 0.06% lower than the previous month. According to Customs’ records, Taiwan’s exports increased by 19.4% YoY in November. Further, exports increased by1.0% MoM to US$20.02 billion, the highest for the past 13 months. Seasonally adjusted export orders increased by 36.0% YoY in November due to a low base point; nevertheless, the order amount reached US$31.26 billion.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 1.72% in December. Overweight positions in the IC design sector and underweight in the construction sector contributed positively to the Fund’s performance. However, an overweight position in the operator sector had a negative impact on the Fund’s performance.
Investment Strategy:
In 2009, the TAIEX appreciated 78.3%, the third best performing market in Asia (below India and China). The strong rebound is attributable to tech seasonality related to holiday demand (Christmas and forthcoming Chinese New Year) and positive political sentiment as a result of the conclusion of the fourth cross-Strait trade agreement on December 22. The commodities sectors (i.e. DRAM, TFT-LCD, solar, steel, etc.) had strong performance in December, due to better-than-expected product prices, which have enhanced the prospects of operational turnarounds in 2010. With TWD appreciation on expectations of Chinese QDII (Qualified Domestic Institutional Investor) inflows, stronger than expected tech seasonality, and absolute-return investors restocking exposure, we expect to see the “January effect” in 2010. In terms of sector allocation, the Fund holds a slightly overweight position in defensive technology, while it is underweight in the financial and petrochemical sectors.
Total Portfolio Sector Allocation

	% of	% of
As of 12/31/09	MV + Cash	TAIEX
Computer Service and Software	0.6	0.2
Electronic Components	0	4.8
Electronics Distribution	5.2	1.2
IC Design	10.7	5.0
PC & Peripherals	6.7	8.3
Optoelectronics	8.4	7.5
Other Electronics	6.6	8.0
Semiconductor Manufacturing	10.3	13.8
Telecommunications	7.1	7.4
Construction/Cement/Glass	1.2	3.3
Food	4.4	1.3
Chemicals/Biotech	1.4	1.8
Textiles/Paper	1.2	2.1
Electric Machinery/Appliances	0.6	1.3
Iron & Steel	3.0	3.1
Automobiles/Rubber	3.0	2.0
Transportation/Tourism	1.1	2.4
Wholesale & Retail	2.2	1.0
Miscellaneous (Footwear/Others)	1.2	1.7
Plastics/Petroleum Services	8.9	10.6
Financial Services	10.8	13.2

Total	94.6	100.0
Cash (% in liquid investments)	—	—
Cash (% in bank)	5.4	—
Technology	55.6	56.2
Non-Technology	28.2	30.6
Financial	10.8	13.2

Total Net Assets: US$305.89 Million
Top 10 Holdings of Total Fund Portfolio

As of 12/31/09	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	7.34
Hon Hai Precision Industry Co., Ltd.	6.62
MediaTek, Inc.	3.97
Chunghwa Telecom Co., Ltd.	3.63
Cathay Financial Holding Co., Ltd.	3.34
Synnex Technology International Corp.	3.18
China Steel Corp.	3.02
Nan Ya Plastics Corp.	2.96
Fubon Financial Holding Co., Ltd.	2.79
Au Optronics Corp.	2.68

Total	39.53
NAV: US$16.47      Price: US$14.30      Discount: 13.18%      No. of Shares: 18.57 Million
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Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	6.93%	8.65%	8.65%	8.53%
Fiscal Year to Date (c)	19.52%	23.45%	23.53%	21.8%
One Year	65.75%	82.99%	88.12%	75.14%
Three Years	0.93%	2.17%	6.17%	-1.79%
Five years	6.97%	5.80%	10.01%	2.62%
Ten Years	-1.30%	-0.46%	N/A	-2.80%
Since Inception	9.24%	9.89%	N/A	N/A

(a)     Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.
(b)     Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.
(c)     The Fund’s fiscal year commences on September 1.
(d)     The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 11/30/09	As of 12/31/09
TAIEX	7582.21	8188.11
% change in NTD terms	3.30	7.99
% change in USD terms	4.40	8.65
NTD Daily avg. trading volume (In Billions)	96.47	165.72
USD Daily avg. trading volume (In Billions)	3.00	5.18
NTD Market Capitalization (In Billions)	19542.80	21207.40
USD Market Capitalization (In Billions)	607.32	663.04
FX Rate: (NT$/US$)	32.1790	31.9850
Disclaimer:     This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang
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